Exhibit 10.2

July 31, 2023
To: Tarek A. Robbiati
Re: Offer Letter

Dear Tarek:

It is my pleasure to offer you a full-time position with RingCentral, Inc. (“Company”) as Chief Executive Officer (“CEO”), reporting to the Company’s Board of Directors (the “Board”). You will be primarily working in the Company’s offices in Belmont, California, but you may be requested to travel as part of your job duties. You should note that the Company may modify job titles, job duties, compensation, and benefits from time to time as it deems necessary and in its sole discretion, but, other than any modifications or additions to the definition of “Good Reason” as expressly set forth herein, not in conflict with the definition of “Good Reason” under the Severance Policy (as defined below).

Pending satisfactory completion of our pre-employment checks and your satisfaction of the other terms and conditions described herein, your employment start date (the “Start Date”) shall be no later than August 28, 2023, or a sooner date if mutually agreed. You agree that the Company can announce your hiring as CEO as part of its second quarter earnings release.

Base Salary. Your initial annualized base salary will be $850,000, which will be paid on a semi-monthly basis, subject to applicable withholdings. Your base salary may be increased from time to time in the Company’s sole discretion.

Bonus. On a quarterly basis, you may be eligible to receive a management-by-objective bonus (“MBO”) in the target gross amount of 100% of your quarterly base salary ($212,500 per quarter; $850,000 per year) based upon achievement of the performance objectives established by the Company’s board of directors or a committee of the board (in either case, the “Board”) and the Board’s assessment of achievement of those objectives, as well as satisfying the other terms and conditions of the bonus plan approved by the Board. The target gross amount of the bonus for the quarter in which your employment with the Company begins will equal to the amount of base salary paid for such quarter. Specifically for fiscal year 2023, you will be eligible to receive the MBO on a pro-rata basis from your Start Date. More information about the MBO is available in the RingCentral Executive Incentive Plan.

Initial Time-Based Equity Award. You will be granted time-based restricted stock units that cover shares of the Company’s Class A common stock (“RSUs”) with an initial value of $8,000,000 (the “Initial Value”) (the “Initial Time-Based Equity Grant RSUs”). The actual number of Initial Time-Based Equity Grant RSUs granted to you will equal the Initial Value divided by the average closing price of a share of the Company’s Class A common stock (as quoted on the New York Stock Exchange) during the trading days that occur during the complete calendar month that precedes your start date. The Initial Time-Based Equity Grant RSUs will be granted to you only if you remain an employee of the Company through the grant date. Your Initial Time-Based Equity Grant RSUs shall be subject to the terms of the

Company’s 2013 Equity Incentive Plan (the “2013 Plan”) and an RSU agreement between you and the Company (together with the 2013 Plan, the “Equity Documents”). Subject to the terms of the Severance Policy, your Initial Time-Based Equity Grant RSUs shall vest over a 4-year period as follows: provided you remain a service provider of the Company, beginning on November 20, 2023, 1/16th of the Initial Time-Based Equity Grant RSUs shall vest on each Quarterly RSU Vesting Date, until the Initial Time-Based Equity Grant RSUs have fully vested on August 20, 2027. The “Quarterly RSU Vesting Dates” are currently February 20, May 20, August 20, and November 20 of each year. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

Initial Performance-Based Equity Award. You will be also granted performance-based RSUs with an initial value of $8,000,000 (the “Initial Performance Equity Grant RSUs”). The actual number of Initial Performance Equity Grant RSUs granted to you will be calculated in the same manner as your Initial Time-Based Equity Grant RSUs and also be subject to the Equity Documents. Subject to the terms of the Severance Policy, your Initial Performance Equity Grant RSUs shall vest as follows: provided you remain a service provider of the Company, (A) 1/3rd of the Initial Performance Equity Grant RSUs shall vest in February 2025,
(B) 1/3rd of the Initial Performance Equity Grant RSUs shall vest in February 2026, and
(C) 1/3rd of the Initial Performance Equity Grant RSUs shall vest in February 2027, with all vesting contingent on the Company achieving performance based metrics determined by the Board. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

Your decision to join the Company will result in you forfeiting substantial value in unvested equity compensation from your current employer and the following two paragraphs describe two special equity awards that are being granted to make you whole for that loss of value.

Buyout Time-Based Equity Award. You will be granted RSUs with an initial value of $9,000,000 (the “Buyout Time-Based Equity Grant RSUs”). The actual number of Buyout Time-Based Equity Grant RSUs granted to you will be calculated in the same manner as your Initial Time-Based Equity Grant RSUs and also be subject to the Equity Documents. Subject to the terms of the Severance Policy below, your Buyout Time-Based Equity Grant RSUs shall vest over a 2-year period as follows: provided you remain a service provider of the Company, beginning on November 20, 2023, 1/8th of the Buyout Time-Based Equity Grant RSUs shall vest on each Quarterly RSU Vesting Date, until the Buyout Time-Based Equity Grant RSUs have fully vested on August 20, 2025. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

Buyout Performance-Based Equity Award. You will be also granted performance-based RSUs with an initial value of $9,000,000 (the “Buyout Performance Equity Grant RSUs”). The actual number of Buyout Performance Equity Grant RSUs granted to you will be calculated in the same manner as your Initial Time-Based Equity Grant RSUs and also be subject to the Equity Documents. Subject to the terms of the Severance Policy, your Buyout

Performance Equity Grant RSUs shall vest as follows: provided you remain a service provider of the Company, (A) 2/8th of the RSUs shall vest in February 2024, contingent on the Company achieving strategic performance objectives to be determined between you and the Compensation Committee, (B) 4/8th of the RSUs shall vest in February 2025, contingent on the Company achieving the performance objectives for the Company’s 2024 fiscal year that are used for grants to the Company’s other executives, and (C) 2/8th of the RSUs shall vest in February 2026, contingent on the Company the achieving performance objectives for the Company’s 2025 fiscal year that are used for grants to the Company’s other executives. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

Sign-On Bonus. If you accept this offer and begin working for RingCentral no later than the Start Date, you will be paid a $3,000,000 signing bonus (the “Sign-On Bonus”) in two installments, as follows: (i) $1,000,000 of the Sign-On Bonus will be paid (less applicable withholdings) within 30 days of the Start Date and (ii) $2,000,000 of the Sign-On Bonus will be paid (less applicable withholdings) no later than March 15, 2024. This Sign-On Bonus is being offered as an inducement to join the Company and to make up for the fact that you joining the Company will result in you earning no annual incentive award from your current employer.

In the event that you are (A) terminated by the Company for Cause, but not for death or Disability or (B) you voluntarily resign without Good Reason from your employment with the Company, in either case, within two (2) years of your Start Date, you agree that you have not earned the Sign-On Bonus and therefore agree to reimburse the Company for the total gross amount of the Sign-On Bonus actually received by you as a reimbursement made to you by the Company under this provision within 120 days following your employment termination date. Cause, Disability, and Good Reason will have the meanings set forth in the Severance Policy.

Change of Control and Severance Policy.

You will be eligible to participate in the Company’s Change of Control and Severance Policy (the “Severance Policy”), which is attached to this letter as Exhibit A and includes a provision in Section 16 that it cannot be modified in a manner adverse to you without your consent. If for any reason the Severance Policy is not adopted, you will be provided the benefits set out in the Participation Agreement attached to the Severance Policy on the terms and conditions set forth in the Severance Policy.

Under the Severance Policy, your Initial Time-Based Equity Grant RSUs, Initial Performance Equity Grant RSUs, Buyout Time-Based Equity Grant RSUs, and Buyout Performance Equity Grant RSUs will be subject to 100% double-trigger vesting acceleration whereby upon a qualified termination in connection with a change in control,
i.100% of your then-outstanding and unvested Initial Time-Based Equity Grant RSUs and Buyout Time-Based Equity Grant RSUs will become vested in full and
ii.your then-outstanding and unvested Initial Performance Equity Grant RSUs and Buyout Performance Equity Grant RSUs will become vested as to (a) if the applicable Change of Control occurs before the applicable performance period has ended, 100% of the portion of the Performance Based Tranche that otherwise would have vested assuming the performance criteria for the performance period had been achieved at (x) for any such RSUs that vest based on performance metrics other than stock price metrics, target levels, or (y) for any such RSUs that vest based on stock price metrics, the level of achievement of the performance goals using the price payable for a share of the Company’s Class A common stock in connection with the Change of Control as the stock price, or (b) if the Change of Control occurs after the applicable performance period has ended, 100% of the portion of the Performance Based Tranche that otherwise would have vested based on actual achievement of the performance criteria for the performance period.

Benefits. You will be eligible to participate in the Company’s employee benefits plans generally available to the Company’s senior executives subject to their terms, including any eligibility requirements. You will be provided with Company-wide paid holiday days and paid-time off in accordance with the Company’s paid time off policy, as may be amended from time to time.

Guidelines for Employment. If you accept this offer and become an employee of the Company, you will be subject to our employment policies. In addition to those employment policies, this offer is contingent upon its approval by the Board and the following:
•Execution by you of the Company’s standard Confidential Information and Invention Assignment Agreement on or as soon as possible following the date you sign this letter, but in no event later than your Start Date; and
•Execution by you of the Company’s standard Arbitration Agreement on or as soon as possible following the date you sign this letter, but in no event later than your Start Date; and
•Successful completion of a background investigation, consistent with applicable law.

This offer will be withdrawn (whether or not you have already signed it) if any of the above conditions set forth in this section “Guidelines for Employment” is not satisfied.

On your Start Date, please be sure to bring your identification card(s) to establish your identity and eligibility for employment in the United States. Failure to provide such verification within three business days of your Start Date will result in the withdrawal of this offer.

Restrictions on Employment. By signing this offer letter, you represent and warrant that you are not party to any agreement or subject to any policy that would prevent or restrict your from engaging in activities competitive with the activities of your former employer or from directly or indirectly soliciting any employee, client or customer to leave the employ of, or transfer its business away from, your former employer, or if you are subject to such an agreement or policy, you have complied and will comply with it, and your employment with the Company does not violate any such agreement or policy. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer. If you have any questions about the ownership of particular documents or other information, discuss such questions with your former employer before removing or copying the documents or information. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or become involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company; provided that you may request approval for such other business activities that do not compete, directly or indirectly, with the Company or its subsidiaries (e.g., serving as a board member or advisor for up to one other public company) from the Board and such approval shall not be unreasonably withheld or delayed. For clarity, nothing in this letter shall restrict your ability to engage in any work with non-profit and/or community organizations.

At-Will Employment. Your employment with the Company is “at will.” This means that you may terminate your employment with the Company at any time for any reason. Likewise, the Company may terminate your employment or this offer any time and for any reason.

Prior Agreements. This letter, together with the Equity Documents and Confidential Information and Invention Assignment Agreement, supersedes and replaces any prior understandings or agreements, whether oral, written, or implied, between you and the Company regarding the matters described in this letter.

Choice of Law. The validity, interpretation, construction, and performance of this letter, all acts and transactions pursuant hereto, and the rights and obligations of the parties shall be governed, construed, and interpreted in accordance with the laws of the state of California without giving effect to principles of conflicts of law. Any disputes dispute arising from this letter shall be decided only in a state or federal court sitting in San Mateo County, California, which the parties expressly agree shall be the exclusive venue for any such action.

Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this Agreement by email or any other electronic means. You hereby consent to (i) conduct business electronically, (ii) receive such documents and notices by such electronic delivery, and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Acceptance. If not accepted by 5:00 p.m. PST on August 3, 2023, this offer will expire in its entirety.
Tarek, I really look forward to working with you. We have high hopes that you will contribute in a very tangible and visible manner to our continued success.

Sincerely,	ACCEPTED:

Vlad Shmunis	Tarek A. Robbiati
Chairman and Chief Executive Officer
RingCentral, Inc.

Exhibit A

Change of Control and Severance Policy